EXHIBIT 99.1

Helen of Troy Limited Announces Julien Mininberg, CEO, to Join its Board of Directors

El Paso, Texas, March 31, 2014 — Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name houseware, healthcare/home environment and personal care consumer products, today announced that its Board of Directors appointed Julien R. Mininberg, Chief Executive Officer, to serve on its Board until the next annual meeting of shareholders.  Mr. Mininberg’s appointment fills the vacancy created by the departure of Gerald J. Rubin, the Company’s former chief executive officer and a former director of the Company.  The Board intends to nominate Mr. Mininberg as a director of the Company at the next annual general meeting of shareholders.

Timothy F. Meeker, Chairman of the Board stated: “I am pleased to have Julien join our Board of Directors. Julien is a strong leader who has made significant contributions to Helen of Troy as President and CEO of Kaz and now as Chief Executive officer for Helen of Troy.  It is only fitting that Julien join the Board and benefit more closely from the wisdom of its diverse group of members.”

Julien Mininberg, Chief Executive Officer, commented: “I am delighted to join the Board of Directors.  In the months leading up to being appointed CEO of Helen of Troy and my four weeks in this role, I have begun working closely with them on a wide variety of matters, and have benefited greatly from their experience. Now joining the Board as a director, I look forward to helping shape and execute the multi-year plan we are developing for the benefit of all of our stakeholders.”

Julien Mininberg has been with Kaz since 2006, becoming President in 2007 and CEO in 2010. Under his leadership, Kaz has made successful acquisitions, such as PUR® water filters, and secured new licenses for world-class brands such as Febreze®.  Before joining Kaz, Mr. Mininberg spent 15 years at Procter & Gamble, where he spent four years in general management and 11 in marketing. His P&G career was split evenly between the United States and Latin America: in the U.S., he focused on marketing as Brand Manager in P&G’s Healthcare division; in Latin America, he was Marketing Director for the company’s cleaning products division and later managed all of P&G’s business in Central America. Mr. Mininberg earned his Bachelor’s degree and MBA from Yale University. He also serves as President of Yale School of Management’s Alumni Association and a member of its Board of Advisors.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®;  Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®,  Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®.  The Honeywell® trademark is used under license from Honeywell International Inc.  The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company.  The Revlon® trademark is used under license from Revlon Consumer Products Corporation.  The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For in-depth information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2013 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, difficulties encountered during the transition to the Company’s new distribution facility could interrupt the Company’s logistical systems and cause shipping disruptions, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue, net income and earnings per share could vary in a material amount from such projections, expectations regarding acquisitions and the integration of acquired businesses, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S., European and other international credit markets, exchange rate risks, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

Investor Contacts:

ICR, Inc.

Allison Malkin / Anne Rakunas

(203) 682-8200 / (310) 954-1113

#  #  #